EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-182644 of Bank of Montreal on Form S-8 of our report dated July 12, 2012, appearing in this Annual Report on Form 11-K of Missouri State Bank & Trust Company Retirement Savings Plan for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an adopted resolution by Marshall & Ilsley Corporation’s Board of Directors to terminate the Missouri State Bank & Trust Company Retirement Savings Plan).

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin

July 12, 2012